EXHIBIT 99.3

YEAR-END HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF DATAWATCH CORPORATION

DATAWATCH CORPORATION

4 CROSBY DRIVE

BEDFORD, MASSACHUSETTS 01730

(978) 441-2200

DATAWATCH CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Datawatch Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Datawatch Corporation and subsidiaries (the “Company”) as of September 30, 2018 and 2017 and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2018, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (“United States”) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

Boston, MA

December 13, 2018

We have served as the Company’s auditor since 2013.

DATAWATCH CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30,	September 30,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,735	$30,451
Accounts receivable, net of allowance for doubtful accounts of $93 and $60 as of September 30, 2018 and September 30, 2017, respectively	9,802	7,306
Unbilled accounts receivable	2,805	—
Prepaid expenses and other current assets	2,131	2,789

Total current assets	28,473	40,546
Property and equipment, net	1,047	1,064
Acquired intellectual property, net	3,743	887
Other intangible assets, net	4,775	969
Goodwill and indefinite-lived intangible assets	21,518	6,685
Deferred tax asset, net	36	—
Other long-term assets	2,092	254

Total assets	$61,684	$50,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of debt, net	$2,044	$—
Accounts payable	2,074	2,360
Accrued expenses	3,044	3,521
Deferred revenue	18,191	11,303

Total current liabilities	25,353	17,184

LONG-TERM LIABILITIES:
Long-term debt, net	6,440	—
Deferred revenue, long-term	2,078	302
Deferred tax liability	848	—
Other long-term liabilities	448	390

Total long-term liabilities	9,814	692

Total liabilities	35,167	17,876

COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS’ EQUITY:
Common stock, par value $0.01; authorized: 20,000,000 shares; issued and outstanding: 12,750,993 shares and 12,736,747 shares, respectively, as of September 30, 2018 and 12,272,704 shares and 12,258,458 shares, respectively, as of September 30, 2017	128	123
Additional paid-in capital	148,582	145,262
Accumulated deficit	(120,068)	(110,816)
Accumulated other comprehensive loss	(1,985)	(1,900)

	26,657	32,669
Less treasury stock, at cost, 14,246 shares	(140)	(140)

Total shareholders’ equity	26,517	32,529

Total liabilities and shareholders’ equity	$61,684	$50,405

See accompanying notes to these consolidated financial statements.

DATAWATCH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended
	September 30,
	2018	2017
REVENUE:
Software licenses	$24,759	$20,051
Maintenance	15,588	14,473
Professional services	1,331	1,739

Total revenues	41,678	36,263

COSTS AND EXPENSES:
Cost of software licenses	1,298	1,895
Cost of maintenance and services (1)	3,622	2,349
Sales and marketing (1)	22,597	19,124
Engineering and product development (1)	11,421	8,888
General and administrative (1)	11,835	8,777

Total costs and expenses	50,773	41,033

LOSS FROM OPERATIONS	(9,095)	(4,770)

Interest expense	(399)	—
Other income	57	808
Foreign currency transaction gain (loss)	174	(49)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(9,263)	(4,011)
Income tax (expense) benefit	11	18

NET LOSS	$(9,252)	$(3,993)

Net loss per share – basic:	$(0.74)	$(0.33)

Net loss per share – diluted:	$(0.74)	$(0.33)

Weighted-average shares outstanding – basic	12,521	12,073

Weighted-average shares outstanding – diluted	12,521	12,073

(1) Includes share-based compensation as follows:
Cost of maintenance and services	$62	$37
Sales and marketing	869	579
Engineering and product development	592	438
General and administrative	1,452	1,119

	$2,975	$2,173

See accompanying notes to these consolidated financial statements.

DATAWATCH CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended
	September 30,
	2018	2017
Net loss	$(9,252)	$(3,993)
Other comprehensive income (loss):
Foreign currency translation adjustments	(85)	(34)

Comprehensive loss	(9,337)	(4,027)

See accompanying notes to these consolidated financial statements.

DATAWATCH CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands, except share amounts)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Accumulated	Comprehensive	Treasury Stock
	Shares	Amount	Capital	Deficit	Loss	Shares	Amount	Total
BALANCE, SEPTEMBER 30, 2016	11,938,032	119	142,668	(106,823)	(1,866)	(14,246)	(140)	33,958
Exercise of stock options	100,000	1	421	—	—	—	—	422
Vesting of restricted stock	234,672	3	—	—	—	—	—	3
Share-based compensation expense	—	—	2,173	—	—	—	—	2,173
Translation adjustments	—	—	—	—	(34)	—	—	(34)
Net loss	—	—	—	(3,993)	—	—	—	(3,993)

BALANCE, SEPTEMBER 30, 2017	12,272,704	123	145,262	(110,816)	(1,900)	(14,246)	(140)	32,529
Exercise of stock options	100,000	1	345	—	—	—	—	346
Vesting of restricted stock	378,289	4	—	—	—	—	—	4
Share-based compensation expense	—	—	2,975	—	—	—	—	2,975
Translation adjustments	—	—	—	—	(85)	—	—	(85)
Net loss	—	—	—	(9,252)	—	—	—	(9,252)

BALANCE, SEPTEMBER 30, 2018	12,750,993	$128	$148,582	$(120,068)	$(1,985)	(14,246)	$(140)	$26,517

See accompanying notes to these consolidated financial statements.

DATAWATCH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,252)	$(3,993)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,662	1,627
Provision for doubtful accounts	33	32
Share-based compensation expense	2,975	2,173
Deferred income taxes	(36)	—
Amortization of debt issuance costs	16	—
Changes in operating assets and liabilities:
Accounts receivable	(498)	(332)
Unbilled accounts receivable	1,653	—
Prepaid expenses and other long-term assets	1,284	(479)
Accounts payable, accrued expenses and other liabilities	(1,758)	1,580
Deferred revenue	3,363	1,684

Cash provided by (used in) operating activities	(558)	2,292

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Angoss Software, net of cash acquired (Note 2)	(24,559)	—
Purchases of property and equipment	(170)	(277)

Cash used in investing activities	(24,729)	(277)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	346	422
Borrowings under debt agreement	10,000	—
Cash paid for debt issuance costs	(74)	—
Principal repayments on outstanding debt	(1,458)	—

Cash provided by financing activities	8,814	422

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(243)	(20)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(16,716)	2,417
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	30,451	28,034

CASH AND CASH EQUIVALENTS, END OF PERIOD	$13,735	$30,451

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$401	$—

Income taxes paid	$17	$18

See accompanying notes to these consolidated financial statements.

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Datawatch Corporation (the “Company” or “Datawatch”) designs, develops, markets and distributes business computer software products. The Company also provides services, including implementation and support of its software products, as well as training on their use and administration. The Company is subject to a number of risks including dependence on key individuals, competition from substitute products and larger companies and the need for successful ongoing development and marketing of products.

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These consolidated financial statements include the accounts of Datawatch and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments, which are evaluated on an on-going basis, that affect the amounts and disclosures reported in the Company’s consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates and judgments include those related to revenue recognition, the allowance for doubtful accounts, sales returns reserve, valuation of share-based compensation awards, useful lives of property and equipment and intangibles, and the valuation of long term assets including goodwill, intellectual property and intangibles, and deferred tax assets. Actual results could differ from those estimates and judgments.

Business Combinations

We allocate the fair value of purchase consideration to Angoss’ tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets.

Critical estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from customer relationships and acquired developed technology and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ materially from estimates. Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed.

Revenue Recognition

Datawatch software products are generally sold in multiple element arrangements which may include software licenses, professional services and post-contract customer support (“PCS”). The Company licenses its software products directly to end-users and indirectly to end-users through value added resellers and distributors. Sales to indirect distribution channels accounted for 37% and 36% of total sales for the years ended September 30, 2018 and 2017, respectively. The Company’s software product offerings do not require customization and can be installed and used by customers on their own with little or no configuration required. Multi-user licenses marketed by the Company are sold as a right to use the number of licenses, and the license fee revenue is recognized upon delivery of the software.

Revenue typically consists of software licenses, PCS and professional services. Revenue from the sale of software products is generally recognized at the time of delivery, provided there are no uncertainties surrounding product acceptance, the fee is fixed or determinable, collectability is reasonably assured, persuasive evidence of the arrangement exists and there are no significant obligations remaining. PCS is typically provided under a maintenance agreement which provides technical support and rights to unspecified software maintenance updates and bug fixes on a when-and-if available basis. Revenue from PCS agreements is deferred and recognized ratably over the term of the agreements, typically one year. Professional services include advanced modeling, application design, implementation and configuration and process optimization with revenue recognized as the services are performed. These services are generally delivered on a time and materials basis, billed on a current basis as the work is performed, and generally do not involve modification or customization of the software or any unusual acceptance clauses or provisions.

For multiple element arrangements, total fees are allocated to each of the undelivered elements based upon vendor specific objective evidence (“VSOE”) of their fair values, with the residual amount recognized as revenue for the delivered elements. The residual method of revenue recognition is used for multi-element arrangements when the VSOE of the fair value does not exist for one of the delivered elements, generally the software license. Under the residual method, the arrangement fee is recognized as follows: (1) the total fair value of the undelivered elements, as supported by VSOE, is deferred and subsequently recognized as such items are delivered or completed and (2) the difference between the total arrangement fee and the amount allocated to the undelivered elements is recognized as revenue related to the delivered elements. The Company has established VSOE of fair value of PCS from either contractually stated renewal rates or using the bell-shaped curve method. Additionally, VSOE of fair value of the professional services is based on the amounts charged for these elements when sold separately.

Certain deals related to Angoss products contain unbilled receivables, fixed price services and multi-year contract term licenses with significant and incremental discounts. We do not have VSOE in software bundled arrangements involving fixed price services, which results in revenue being deferred and recognized ratably over the longest contractual period. Additionally, we may enter into multi-year contracts with customers that include a discount on future renewal options that is significant and incremental to the initial arrangement. A portion of the fee is deferred as a result of the significant and incremental discount and is recognized as revenue proportionally as future renewals are delivered or as the discount expires.

The Company also licenses its enterprise software using a subscription model. At the time a customer enters into a binding agreement to purchase a subscription, the customer is invoiced annually in advance and an account receivable and deferred revenue are recorded. Beginning on the date the software is delivered and available for use by the customer, and provided that all other criteria for revenue recognition are met, the deferred revenue amount is recognized ratably over the period the service is provided. The subscription arrangement includes software, maintenance and unspecified future upgrades including major version upgrades on a when-and-if available basis.

The Company’s software products are sold under warranty against certain defects in material and workmanship for a period of 30 days from the date of purchase. Revenue from the sale of software products to distributors and resellers is recognized at the time of shipment providing all other revenue recognition criteria are met and (i) the distributor or reseller is unconditionally obligated to pay for the products, including no contingency as to product resale, (ii) the distributor or reseller has independent economic substance apart from the Company, (iii) the Company is not obligated for future performance to bring about product resale, and (iv) the amount of future returns can be reasonably estimated. The Company’s experience and history with its distributors and resellers allows for reasonable estimates of future returns.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company analyzes accounts receivable and the composition of the accounts receivable aging, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Actual results could differ from the allowances recorded, and this difference could have a material effect on the Company’s financial position and results of operations. Receivables are written off against these allowances in the period they are determined to be uncollectible.

For the fiscal years ended September 30, 2018 and 2017, changes to and ending balances of the allowance for doubtful accounts were as follows:

	September 30,
	2018	2017
Allowance for doubtful accounts balance - beginning of year	$60	$28
Additions to the allowance for doubtful accounts	117	113
Deductions against the allowance for doubtful accounts	(84)	(81)

Allowance for doubtful accounts balance - end of year	$93	$60

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash deposited with banks and highly liquid securities consisting of money market investments with original maturities of 90 days or less.

Concentration of Credit Risks and Major Customers

Financial instruments, which potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company’s cash is maintained with what management believes to be a high-credit quality financial institution. At times, deposits held at this bank may exceed the federally insured limits. Management believes that the financial institutions that hold the Company’s deposits are financially sound and have minimal credit risk. Risks associated with cash and cash equivalents are mitigated by the Company’s investment policy, which limits the Company’s investing of excess cash into only money market mutual funds.

The Company licenses its products and services directly to end-users and indirectly to end-users through U.S. and non-U.S. distributors and other software resellers, under customary credit terms. No partners or customers accounted for more than 10% of total revenue for the year ended September 30, 2018. One partner accounted for 12% of total revenue for the year ended September 30, 2017. No partner or customer constituted a significant portion (more than 10%) of accounts receivable for the years ended September 30, 2018 and 2017. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

Deferred Revenue

Deferred revenue consisted of the following at September 30:

	September 30,
	2018	2017
	(In thousands)
Maintenance	$10,336	$8,632
Software licenses	9,561	2,853
Professional services	372	120

Total	20,269	11,605
Less: Long-term portion of deferred revenue	(2,078)	(302)

Current portion of deferred revenue	$18,191	$11,303

Deferred maintenance revenue consists primarily of the unearned portion of customer support services provided by the Company to customers who purchased maintenance agreements for the Company’s products. Maintenance revenues are recognized on a straight-line basis over the term of the maintenance period, generally 12 months. Deferred license revenue consists primarily of the unearned portion of revenue from subscription sales and are recognized on a straight-line basis over the term of the subscription period. The increase in the long-term portion of deferred revenue is attributable to Angoss multi-year contracts. We may enter into multi-year contracts with customers that include a discount on future renewal options that is significant and incremental to the initial arrangement. A portion of the fee is deferred as a result of the significant and incremental discount and is recognized as revenue proportionally as future renewals are delivered or as the discount expires.

Deferred professional services revenue is generated from arrangements that are invoiced in accordance with the terms and conditions of the arrangement but do not meet all the criteria for revenue recognition and are, therefore, deferred until all revenue recognition criteria are met.

Property and Equipment

Property and equipment consists of office equipment, furniture and fixtures, software and leasehold improvements, all of which are recorded at cost. Depreciation and amortization are provided using the straight-line method over the lesser of the estimated useful lives of the related assets or term of the related leases. Useful lives and lease terms range from three to seven years. Depreciation and amortization expense related to property and equipment was $0.4 million for each of the years ended September 30, 2018 and 2017.

Long-Lived Assets

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable and an impairment loss is recognized when it is probable that the estimated cash flows are less than the carrying amount of the asset.

Long-Lived Assets: Acquired Intellectual Property

Acquired intellectual property consists of software source code acquired through business combinations. The acquired intellectual property assets are being amortized to cost of software licenses using the straight-line method over the estimated life of the asset.

Acquired intellectual property, net, were comprised of the following at September 30, 2018 and 2017 (in thousands):

	September 30, 2018
Identified Intangible Asset	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In years)
Intellectual property	8	$15,021	$(11,278)	$3,743

September 30, 2017
Identified Intangible Asset	Weighted	Gross
	Average	Carrying	Accumulated	Net Carrying
	Useful Life	Amount	Amortization	Amount
(In years)
Intellectual property	8	$11,621	$(10,734)	$887

Amortization expense related to the acquired intellectual property assets charged to cost of software licenses for the years ended September 30, 2018 and 2017, was $0.5 million and $1.1 million, respectively.

The future amortization expense related to the acquired intellectual property is as follows (in thousands):

Fiscal Years Ending September 30,
2019	$685
2020	685
2021	533
2022	425
2023	425
Thereafter	990

Total future amortization expense	$3,743

Long-Lived Assets: Other Intangible Assets

Other intangible assets consist of trade names, patents and customer lists acquired through business combinations. The values allocated to these intangible assets are amortized using the straight-line method over the estimated useful life of the related asset.

Other intangible assets, net, were comprised of the following at September 30, 2018 and 2017 (in thousands):

	September 30, 2018
Identified Intangible Asset	Weighted	Gross
	Average	Carrying	Accumulated	Net Carrying
	Useful Life	Amount	Amortization	Amount
	(In years)
Patents	20	$160	$(113)	$47
Customer lists	8	8,075	(3,347)	4,728
Trade names	0	120	(120)	—

Total		$8,355	$(3,580)	$4,775

	September 30, 2017
Identified Intangible Asset	Weighted	Gross
	Average	Carrying	Accumulated	Net Carrying
	Useful Life	Amount	Amortization	Amount
	(In years)
Patents	20	$160	$(105)	$55
Customer lists	14	3,574	(2,660)	914
Trade names	3	120	(120)	—

Total		$3,854	$(2,885)	$969

Amortization expense related to other intangible assets charged to sales and marketing totaled $0.7 million and $0.1 million for fiscal 2018 and 2017, respectively. There was no amortization expense related to other intangible assets charged to general and administrative expense in fiscal years 2018 and 2017.

The future amortization expense related to amortizing other intangible assets is as follows (in thousands):

Fiscal Years Ending September 30,
2019	$992
2020	992
2021	992
2022	992
2023	389
Thereafter	418

Total future amortization expense	$4,775

Goodwill and Indefinite-Lived Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of acquired businesses. Indefinite-lived intangibles are intangible assets whose useful lives are indefinite in that their lives extend beyond the foreseeable horizon – that is there is no foreseeable limit on the period of time over which they are expected to contribute to the cash flows of the reporting entity. The Company accounts for these items in accordance with FASB’s ASC 350 Intangibles – Goodwill and Other. This requires that goodwill and intangible assets having indefinite lives are not amortized but instead are reviewed annually, or more frequently as a result of an event or change in circumstances, for possible impairment with impaired assets written down to fair value. Goodwill, assembled workforce and Angoss trade names are considered indefinite-lived intangibles. The Company conducts its annual impairment test for goodwill and indefinite-lived intangible assets during the fourth quarter of each fiscal year.

The following table presents the changes in the carrying amount of goodwill and indefinite lived intangibles (in thousands):

Amount
Balance as of September 30, 2017	$6,685
Goodwill acquired from the Angoss Acquisition	11,633
Indefinite lived trade names acquired from the Angoss Acquisition	3,200

Balance as of September 30, 2018	$21,518

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable. The estimated fair values have been determined through information obtained from market sources and management estimates. The estimated fair value of certain financial instruments including cash equivalents, accounts receivable and account payable, approximate the carrying value due to their short-term maturity.

The fair value of the Company’s financial assets and liabilities are measured using inputs from the three levels of fair value hierarchy which are as follows:

• Level 1 — Quoted	prices in active markets for identical assets or liabilities;

• Level 2 —

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

• Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company classified its cash equivalents, which primarily include money market mutual funds, of $16.5 million as of September 30, 2017 within Level 2 of the fair value hierarchy. The Company held no money market mutual funds as of September 30, 2018.

As of September 30, 2017, the Company’s assets that are measured on a recurring basis include the following (in thousands):

	September 30, 2017
	Fair Value Measurement Using Input Types
	Level 1	Level 2	Level 3
Assets:
Money market funds	$—	$16,470	$—

Total	$—	$16,470	$—

Non-financial assets such as goodwill and long-lived assets are also subject to fair value measurements. Goodwill is subject to recurring fair value measurements to determine whether impairment exists. Long-lived assets are subject to non-recurring fair value measurements if they are deemed to be impaired. The impairment models used for nonfinancial assets depend on the type of asset and are accounted for in accordance with the FASB guidance on fair value measurement.

Income Taxes

The provision for income taxes is based on the earnings or losses reported in the consolidated financial statements. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company follows the accounting guidance for uncertain tax positions. This guidance clarifies the accounting for income taxes by prescribing the minimum threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Net Loss Per Share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period.

The following table details the derivation of weighted-average shares outstanding used in the calculation of basic and diluted net loss for each period (in thousands, except share data):

	Years Ended September 30,
	2018	2017
Net loss	$(9,252)	$(3,993)
Weighted-average number of common shares outstanding	12,521	12,073

Net loss per share	$(0.74)	$(0.33)

As the Company was in a net loss position in fiscal 2018 and 2017, all common stock equivalents (vested stock options and unvested RSUs) in the respective periods were anti-dilutive. As a result of being anti-dilutive, 184,738 shares and 220,729 shares for the years ended September 30, 2018 and 2017, respectively, were excluded in the calculation above.

Foreign Currency Translations and Transactions

The Company’s foreign subsidiaries functional currency is their local currency. As a result, assets and liabilities of foreign subsidiaries are translated into U.S. dollars at rates in effect at each balance sheet date. Revenues, expenses and cash flows are translated into U.S. dollars at average rates prevailing during the respective period. The related translation adjustments are reported as a separate component of shareholders’ equity under the heading “Accumulated Other Comprehensive Loss.” Included in comprehensive loss are the foreign currency translation adjustments. During fiscal years 2018 and 2017 there were foreign currency translation losses of $0.1 million and $34,000, respectively.

Gains and losses resulting from transactions that are denominated in currencies other than the applicable unit’s functional currency are included in the operating results of the Company. For fiscal years 2018 and 2017 there were gains of $0.2 million and losses of $49,000, respectively.

Advertising and Promotional Materials

Advertising and promotional costs are expensed as incurred and amounted to $0.2 million and $0.1 million in fiscal years 2018 and 2017, respectively.

Share-Based Compensation

The Company recognizes the fair value of share-based awards over the requisite service period of the individual awards, which generally equals the vesting period. All of the Company’s share-based awards are accounted for as equity instruments and there have been no liability awards granted. See additional share-based compensation disclosure in Note 5.

Segment Information and Revenue by Geographic Location

The Company has determined that it has only one reportable segment. The Company’s chief operating decision maker, its Chief Executive Officer, does not manage any part of the Company separately, and the allocation of resources and assessment of performance is based solely on the Company’s consolidated operations and operating results. See Note 9 for information about the Company’s revenue by geographic operations.

Guarantees and Indemnifications

The Company’s software products are sold under warranty against certain defects in material and workmanship for a period of 30 days from the date of purchase. The Company has never incurred significant expense under its product or service warranties and does not expect to do so in the future. As a result, the Company believes its exposure related to these warranty agreements is minimal. Accordingly, there are no liabilities recorded for warranty claims as of September 30, 2018 or 2017.

The Company enters into indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company agrees to indemnify, hold harmless, and to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally its customers, in connection with any patent, copyright or other intellectual property infringement claim by any third party with respect to the Company’s products. The term of these indemnification agreements is generally perpetual. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes its exposure related to these agreements is minimal. Accordingly, the Company has no liabilities recorded for these potential obligations as of September 30, 2018 or 2017.

Certain of the Company’s agreements also provide for the performance of services at customer sites. These agreements may contain indemnification clauses, whereby the Company will indemnify the customer from any and all damages, losses, judgments, costs and expenses for acts of its employees or subcontractors resulting in bodily injury or property damage. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has general and umbrella insurance policies that would enable it to recover a portion of any amounts paid. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes its exposure related to these agreements is minimal. Accordingly, the Company has no liabilities recorded for these potential obligations as of September 30, 2018 or 2017.

As permitted under Delaware law, the Company has agreements with its directors whereby the Company will indemnify them for certain events or occurrences while the director is, or was, serving at the Company’s request in such capacity. The term of the director indemnification period is for the later of ten years after the date that the director ceases to serve in such capacity or the final termination of proceedings against the director as outlined in the indemnification agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company’s director and officer insurance policy limits the Company’s exposure and would enable it to recover a portion of any future amounts paid. As a result of its insurance policy coverage for directors, the Company believes its exposure related to these indemnification agreements is minimal. The Company has no liabilities recorded for these potential obligations as September 30, 2018 or 2017.

Research and Development Costs

Research and development costs are expensed as incurred to the extent the costs do not meet the capitalization requirements. Capitalization of computer software developed for resale begins upon the establishment of technological feasibility, generally demonstrated by a working model or an operative version of the computer software product. Such costs have not been material to date as technological feasibility is established within a short time frame from the software’s general availability and, as a result, no costs were capitalized in fiscal years 2018 or 2017.

Recent Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill And Other (Topic 350): Simplifying The Test For Goodwill Impairment, in an effort to simplify the subsequent measurement of goodwill and the associated procedures to determine fair value. The guidance eliminates Step 2 from the goodwill impairment test. Instead, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount, and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to the reporting unit. This guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within that reporting period. The adoption of this guidance is not expected to have a material impact on our financial statements, unless we have an impairment.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to estimate all expected credit losses for certain types of financial instruments, including trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The updated guidance also expands the disclosure requirements to enable users of financial statements to understand the entity’s assumptions, models and methods for estimating expected credit losses. This guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within that reporting period. Early adoption is permitted. The Company is in the process of evaluating the potential impacts of this new guidance on the Company’s consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which is intended to simplify various aspects of how share-based payments are accounted for and presented in financial statements. The standard is effective prospectively for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The Company elected to adopt the pronouncement on a prospective basis starting from the first quarter of the fiscal year ended September 30, 2018. As a result of the adoption of ASU 2016-09, we recognize the impact of forfeitures when they occur with no adjustment for estimated forfeitures and recognize excess tax benefits as a reduction of income tax expense regardless of whether the benefit reduces income taxes payable. At September 30, 2017, the Company had approximately $7.6 million of Federal and state net operating loss carryovers related to excess stock compensation. The Company has increased its net operating loss deferred tax asset with a corresponding increase to its valuation allowance.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize, on the balance sheet, leases with a lease terms of greater than twelve months as a right-of-use asset and a lease liability. The standard is effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the effect that the standard will have on the Company’s consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU is the result of a joint project by the FASB and the International Accounting Standards Board (“IASB”) to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”) that would: remove inconsistencies and weaknesses, provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices across entities, jurisdictions, industries, and capital markets, improve disclosure requirements and resulting financial statements, and simplify the presentation of financial statements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU was initially effective for annual reporting periods beginning after December 15, 2016. On July 9, 2015, the FASB voted to delay the effective date of the new revenue standard by one year, but to permit entities to choose to adopt the standard as of the original effective date.

The Company has adopted the full retrospective model on October 1, 2018. Quarterly results in the 2019 fiscal year and comparative prior periods will be compliant with Topic 606, with the Annual Report on Form 10-K for the year ended September 30, 2019 being the first such Annual Report issued in compliance with Topic 606.

The Company has substantially completed the implementation of ASC 606 and has identified the necessary changes to its policies, processes, systems, and controls. However, due to the complex nature of the Company’s arrangements and recent updates to interpretive guidance, the Company has not yet completed all of its internal control procedures.

Based upon the work performed to date, the Company expects to record a cumulative-effect adjustment as of September 30, 2016 to increase retained earnings by approximately $3.1 million which includes a $1.7 million increase due to the acceleration of subscription revenue, a $1.1 million increase due to deferred commission expense as a result of certain commissions being paid that have been deemed to be incremental in obtaining new contracts and are amortized over the estimated customer life and a $0.3 million increase due to estimated royalties being recorded in the period in which they were earned. We expect to fully disclose the impacts of the new standard in connection with our 10-Q filing for the first fiscal quarter of 2019.

The Company expects the following impacts:

•

Currently, we recognize revenue from subscription licenses ratably over the term of the agreement. Subscription licenses currently include a maintenance element. A portion of the arrangement consideration will be allocated from the subscription to the maintenance obligation based on the relative stand-alone selling price. The adoption of the new revenue standard will result in revenue for performance obligations recognized as they are satisfied. Therefore, revenue from the subscription license performance obligation is expected to be recognized upon delivery. Revenue from maintenance includes two performance obligations, upgrades and customer support, and is expected to be recognized on a straight-line basis over the contractual term.

•

Currently, the Company allocates revenue to licenses under the residual method when it has Vendor Specific Objective Evidence (“VSOE”) for the remaining undelivered elements, which allocates any future credits or significant discounts entirely to the license. The adoption of ASC 606 will result in future credits, significant discounts, and material rights under ASC 606, generally allocated to all performance obligations based upon their relative selling price. Under ASC 606, additional license revenue from the reallocation of such arrangement considerations will be recognized when control is transferred to the client, which is generally upon delivery of the license.

•

Additionally, we do not have VSOE in software bundled arrangements involving fixed price services, which results in revenue being deferred and recognized ratably over the longest contractual performance period. The adoption of the new revenue standard eliminates the requirement for VSOE and replaces it with the concept of a stand-alone selling price. Once the transaction price is allocated to each of the performance obligations based on their relative stand-alone selling prices, we can recognize revenue as the performance obligations are delivered, either at a point in time or over time. Under the new revenue standard, fixed price consulting revenue will be recognized over time based on the input method that reflects the Company’s performance on the contract. This will result in the acceleration of consulting revenue when compared to the current practice of ratable recognition over the longest contractual service period for consulting when there is a lack of VSOE.

•

Under our current revenue recognition policy, we recognize royalty revenue in the period in which we receive royalty reports, which is typically in the quarter immediately following the quarter in which sales of royalty-bearing products occurred. Under the new standard, we will be required to make estimates of royalties earned in the current period and record royalty revenue based on those estimates.

•

We have also assessed accounting for incremental costs to obtain a contract and costs incurred in fulfilling a contract. We currently believe the most significant change to be accounting for commissions, as these incremental costs will be capitalized and will be amortized over a period of time which could extend beyond the initial contract term.

•	There will be a corresponding effect on taxes in relation to all of the above impacts.

•

We note that our internal control framework did not materially change upon adoption of the provisions of Topic 606 and the related cost guidance under ASC 340, but rather that existing internal controls were modified and augmented, as necessary, to consider our new revenue recognition policy that went into effect October 1, 2018. We have developed internal controls to ensure that we adequately evaluate our contracts and accurately restate our prior-period operating results under ASC 606.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its consolidated financial statements.

NOTE 2. ANGOSS ACQUISITION

On January 30, 2018 (the “Acquisition Date”), Datawatch, through its wholly-owned Canadian subsidiary, acquired all of the outstanding capital stock of Angoss Software Corporation (“Angoss”), a corporation existing under the laws of Ontario, for $24.6 million in cash, net of $3.0 million in cash acquired (the “Angoss Acquisition”). Of this payment, $0.1 million was determined to be post-combination compensation expense. Excluding this amount, the purchase consideration for the Angoss Acquisition totaled $24.6 million.

The Company accounted for the Angoss Acquisition in accordance with ASC 805, Business Combinations. The Company has allocated the cost to acquire Angoss to its identifiable tangible and intangible assets and liabilities, with the remaining amount classified as goodwill. The Company used its best estimates and assumptions as part of the purchase price allocation process to value the assets acquired and liabilities assumed on the acquisition date. Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations. During the fiscal year ended September 30, 2018, the Company recorded measurement period adjustments that resulted in an increase of goodwill of approximately $0.1 million.

The table below summarizes the estimated fair value of net assets acquired and net liabilities assumed in the Angoss Acquisition as of January 30, 2018 (in thousands).

Amount
Accounts receivable	$1,933
Unbilled accounts receivable	6,882
Prepaid expenses and other current assets	370
Property and equipment	250
Customer relationships	4,500
Developed technology	3,400
Trade names	3,200
Goodwill	11,633
Accounts payable	(186)
Accrued expenses	(932)
Deferred revenue	(5,643)
Deferred tax liability	(848)

Fair value of assets and liabilities acquired	$24,559

The amount of goodwill resulting from the allocation of purchase consideration is primarily attributable to expected synergies. Goodwill is not deductible for tax purposes. In accordance with FASB ASC 805, goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that goodwill becomes impaired, we will record an expense for the amount impaired during the fiscal quarter in which the determination is made.

The Company incurred approximately $1.3 million of acquisition related costs in the year ended September 30, 2018. These costs are included in general and administrative expense in the accompanying consolidated statements of operations.

The intangible assets, excluding goodwill and assembled workforce are being amortized on a straight-line basis over their estimated lives as follows (in thousands):

	Fair	Estimated
	Value	Lives
Customer relationships	$4,500	5.0 years
Developed technology	3,400	8.0 years
Trade names	3,200	Indefinite

Total intangible assets	$11,100

In accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other, management determined that the straight-line method of amortization would be used for customer relationships and developed technology as this pattern most closely reflects the economic benefits of the intangible assets consumed.

Management is responsible for the valuation of net assets acquired and considered a number of factors, including valuations and appraisals, when estimating the fair values and estimated useful lives of acquired assets and liabilities. The fair values of the intangible assets and certain liabilities were determined using variations of the income approach.

Customer relationships

The $4.5 million fair value of customer relationships was determined using the multi-period excess earnings method, which estimates the fair value of an asset based on its ability to generate future cash flows. The 5 year useful life of customer relationships was determined based on an analysis of future net cash flows and the amount of time that would be required to realize 95% of the cumulative net cash flows attributable to the existing customer relationships.

Developed Technology

The $3.4 million fair value of developed technology was determined using the relief from royalty method. By owning the developed technology, Datawatch does not have to pay royalties for the continued use of the asset, which has value. Management determined a useful life of 8 years for this asset is appropriate because it represents the point in time at which 95% of the cumulative net cash flows attributable to the developed technology would be expected to be realized.

Trade Names

Similar to developed technology, the $3.2 million fair value of the trade names were determined using the relief from royalty method. Management has utilized an indefinite useful life for the acquired ‘Angoss’ and ‘Knowledge’ trade names as the Company currently plans to continue to use both trade names in association with all product and service offerings underlying the cash flows attributable to these trade names.

Deferred revenue

The fair value of the acquired deferred revenue of $5.6 million was determined using a cost build-up approach, which estimates the costs to complete the remaining obligations underlying the deferred revenue and applying a mark-up reflecting an appropriate operating margin.

Deferred tax liability

As part of the purchase accounting related to the Angoss Acquisition, the Company recognized a deferred tax liability of $0.8 million related to indefinite lived tradename intangible assets acquired in the Angoss Acquisition.

Pro forma results (unaudited)

The following unaudited pro forma results are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the Angoss Acquisition occurred at the beginning of the periods presented or the results which may occur in the future. The following unaudited pro forma results of operations assume the Angoss Acquisition had occurred on October 1, 2017 (in thousands):

	Years Ended
	September 30,
	2018	2017
Revenues	$45,285	$45,910

Net loss	$(9,884)	$(4,648)

Net loss per share – basic:	$(0.79)	$(0.38)

Net loss per share – diluted:	$(0.79)	$(0.38)

Significant pro forma adjustments incorporated into the pro forma results above include the recognition of additional amortization expense related to acquired intangible assets.

NOTE 3. FINANCING ARRANGEMENT

Revolving Line of Credit and Term Note

In connection with the Angoss Acquisition, on January 24, 2018, Datawatch entered into a new credit facility with a bank. The credit facility includes a $10.0 million term loan and a $5.0 million revolving line of credit, secured by substantially all of the assets of Datawatch, excluding intellectual property. The term loan, which was used to fund a portion of the Angoss Acquisition, bears interest at the prime rate plus 1%, is repayable based on a 48-month amortization schedule, matures on January 24, 2021, and is subject to prepayment penalties. The line of credit, which is intended to be used for working capital and general corporate purposes, bears interest at the prime rate plus 0.5% and is due and payable on January 24, 2020. Commitment fees of $50,000 and $17,500 were paid for the term loan and line of credit, respectively. We incurred an additional $49,000 in costs related to the issuance of this credit facility, the majority of which relates to legal fees. Availability under the line of credit is based on the amount of eligible accounts receivable from time to time. The credit facility agreement contains various conditions, covenants and representations with which the Company must be in compliance in order to borrow funds and to avoid an event of default.

As of September 30, 2018, the total amount of debt outstanding on the term loan was $8.5 million, net of $0.1 million in capitalized lender fees and debt issuance costs. The interest rate on the term loan as of September 30, 2018 was 6.25%.

As of September 30, 2018, the Company had no outstanding debt on the revolving line of credit.

Future principal payments as of September 30, 2018 related to the term note are as follows (in thousands):

Fiscal Years Ending September 30,
2019	$2,500
2020	2,500
2021	3,542

Total future principal payments	8,542
Less:
Current portion, net of debt discount	(2,044)
Unamortized debt discount	(58)

Long-term debt	$6,440

NOTE 4. INCOME TAXES

Loss from operations before income taxes consists of the following for the years ended September 30:

	2018	2017
	(In thousands)
Domestic	$(5,080)	$(2,569)
Foreign	(4,183)	(1,442)

Total	$(9,263)	$(4,011)

The benefit (provision) for income taxes consisted of the following for the years ended September 30:

	2018	2017
Current:
Federal	$(26)	$—
State	(24)	(9)
Foreign	5	27

	(45)	18

Deferred:
Federal	(4,736)	1,968
State	—	55
Foreign	705	(238)
Change in valuation allowance	4,087	(1,785)

	56	—

Total (provision) benefit	$11	$18

At September 30, 2018, we had U.S. federal tax loss carryforwards of approximately $58 million, expiring at various dates through 2038, including approximately $0.2 million resulting from an acquisition undertaken during 2004 which are subject to additional annual limitations as a result of the changes in ownership, and had approximately $30.3 million in state tax loss carryforwards, which also expire at various dates through 2038. We have federal research and development credits of approximately $1.3 million that begin to expire beginning in 2021 and state credits of approximately $0.8 million that expire at various dates through 2033. We also have Canada ITC credits of $0.8 million which expire at various dates through 2037 and Canada foreign tax credits of $16,000 which expire at various dates through 2027. In addition, we have the following foreign net operating loss carryforwards: U.K. losses of approximately $12.9 million with no expiration date, Australia losses of approximately $3.3 million with no expiration date, Germany losses of approximately $1.9 million with no expiration date, Singapore losses of approximately $2.7 million with no expiration date, Sweden losses of approximately $11.9 million with no expiration, and Canada losses of $3.7 million that expire at various dates through 2038. The Company has a Canada net capital loss carryforward of $0.3 million with no expiration.

The components of the Company’s net deferred tax assets (liabilities) are as follows at September 30:

	2018	2017
	(In thousands)
Deferred tax liabilities:
Prepaid expenses	$(192)	$(405)
Acquired intangibles	(3,027)	(533)

	(3,219)	(938)

Deferred tax assets:
Net operating loss carryforwards	22,007	24,902
Research and development credits	1,937	1,546
ITC credits	602	—
Alternative minimum tax credits	—	7
Accounts and notes receivable reserves	26	24
Depreciation and amortization	1,720	2,569
Deferred rent	75	114
Deferred revenue	1,400	—
Stock compensation	1,645	253
Scientific research and experimental development	678	—
Other	142	31

	30,232	29,446

Total	27,013	28,508
Valuation allowance	(27,825)	(28,508)

Deferred tax liability, net	$(812)	$—

The valuation allowance relates to the Company’s U.S. and foreign net operating losses and other deferred tax assets and is recorded based upon the uncertainty surrounding their realizability, as these assets can only be realized via profitable operations in the respective tax jurisdictions. The Company records a deferred tax asset or liability based on the difference between the financial statement and tax basis of assets and liabilities, as measured by enacted tax rates assumed to be in effect when these differences reverse. In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence including its past operating results, the existence of cumulative income in the most recent fiscal years, changes in the business in which the Company operates and its forecast of future taxable income. In determining future taxable income, the Company is responsible for assumptions utilized including the amount of federal, state and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies.

These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates that the Company is using to manage the underlying business. The Company has experienced cumulative tax losses on a two year running basis covering the years ended September 30, 2018 and 2017. Accordingly, as of September 30, 2018, the Company determined that it is more likely than not that the deferred tax assets will not be realized in all of its jurisdictions, with the exception of Singapore and the United Kingdom. A full valuation allowance has been recorded in the U.S., Australia, Canada, Germany, Singapore, and Sweden. The Company had a valuation allowance on some of its assets in Singapore and the United Kingdom.

The following table reconciles the Company’s tax provision based on its effective tax rate to its tax provision based on the federal statutory rate of 24% for the year ended September 30, 2018 and 34% for the year ended September 30, 2017 (in thousands):

	2018	2017
Benefit at federal statutory rate	$2,247	$1,369
State, net of federal impact	506	4
Foreign income taxes	61	115
Valuation allowance increase	4,087	(1,785)
Return to provision adjustments	1,368	421
Foreign rate change	—	—
Stock-based compensation	214	(148)
NOL adjustment due to subsidiary liquidation	—	—
Acquisition costs	(310)	—
Change in uncertain tax positions	20	30
IRS audit adjustments	—	—
Goodwill and intangible asset impairment	—	—
Federal Tax Reform	(8,210)	—
Other	28	12

Income tax (expense) benefit	$11	$18

Deferred Taxes

The Company’s deferred tax assets include net operating loss carry forwards and tax credits that expire at different times through 2038 or have an unlimited carry forward. Significant judgment is required in determining the Company’s provision for income taxes, the carrying value of deferred tax assets and liabilities and the valuation allowance recorded against net deferred tax assets. Factors such as future reversals of deferred tax assets and liabilities, projected future taxable income, changes in enacted tax rates and the period over which the Company’s deferred tax assets will be recoverable are considered in making these determinations. Management does not believe the deferred tax assets are more likely than not to be realized in all jurisdictions, with the exception of Singapore and the United Kingdom. A full valuation allowance has been provided against the deferred tax assets in the U.S, Australia, Canada, Germany, and Sweden at September 30, 2018. The Company recorded a valuation allowance against some of its deferred tax assets in Singapore and the United Kingdom at September 30, 2018.

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act. ASC 740 requires deferred tax assets and liabilities to be measured using the enacted rate for the period in which they are expected to reverse. The tax law change was enacted as of December 31, 2017. Accordingly, the reduction to the U.S. Federal corporate tax rate to 21% should be utilized to measure the U.S. deferred tax assets and liabilities that will reverse in future periods. The Company’s reduction to its net U.S. deferred tax asset of $8.2 million was offset by a corresponding reduction to its valuation allowance of $8.2 million. In addition, due to the Company’s fiscal tax year, it has a blended Federal rate of 24.25% for the fiscal year ended September 30, 2018. The new legislation includes a transition tax in which all foreign earnings are deemed to be repatriated to the U.S. and taxable at specified rates included within the tax legislation. We have analyzed our earnings and profit pools and determined that the transition tax will not have a material impact on the financial statements.

During the year ended September 30, 2018, the Company acquired Angoss Software Corporation and its subsidiary in the United Kingdom. The Company evaluated Angoss Software Corporation’s ability to utilize its deferred tax assets. Angoss had a history of losses and no ability to carry back the deferred tax assets. The reversal of deferred tax assets and liabilities of the same type and during the same time period did not result in the ability to utilize Angoss Corporation’s deferred tax assets. The Company recorded a full valuation allowance on Angoss Software Corporation’s deferred tax assets in acquisition accounting. Angoss has an indefinite lived tradename intangible asset which resulted in a deferred tax liability of approximately $0.8 million being recorded in acquisition accounting.

Provision for Uncertain Tax Positions

The Company applies the accounting requirements for uncertain tax positions which provide a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. In accordance with these requirements, the Company first determines whether a tax authority would “more likely than not” sustain its tax position if it were to audit the position with full knowledge of all the relevant facts and other information. For those tax positions that meet this threshold, the Company measures the amount of tax benefit based on the largest amount of tax benefit that the Company has a greater than 50% chance of realizing in a final settlement with the relevant authority. Those tax positions failing to qualify for initial recognition are recognized in the first interim period in which they meet the more likely than not standard, or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statute of limitations.

At September 30, 2017, the Company had a cumulative tax liability of $0.1 million related to Federal and foreign tax exposure that could result in cash payments. The Company increased the tax liability by $0.1 million during the fiscal year ended September 30, 2018. The net increase related to a decrease due to the statute of limitations expiring on foreign uncertain tax positions netted against an increase due U.S. uncertain tax positions. The Company does not expect its tax liability to change significantly during the next twelve months. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of income tax expense in its consolidated statements of operations. The Company accrued interest and penalties of approximately $11,000 associated with this liability for the fiscal year ended September 30, 2018.

The Company’s unrecognized tax benefits (before consideration of any valuation allowance) represent differences between tax positions taken by the Company in its various consolidated and separate worldwide tax returns and the benefits recognized and measured for uncertain tax positions. This amount also represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in any future periods. The change in the unrecognized tax benefits during the fiscal year ended September 30, 2018 was as follows (in thousands):

Balance at September 30, 2016	$155
Reductions for prior year tax positions	(30)

Balance at September 30, 2017	125
Increases for prior year tax positions	58

Balance at September 30, 2018	$183

In the normal course of business, the Company is subject to examination by taxing authorities throughout the world, including such jurisdictions as the Sweden, United Kingdom, Germany, Singapore, Australia, Canada, and the United States, and as a result, files numerous consolidated and separate income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The fiscal years ended September 30, 2013 through September 30, 2017 are generally still open to examination in the jurisdictions listed above. During the year ended September 30, 2017, the Company’s Singapore tax returns for the fiscal tax year’s ended September 30, 2013 through September 30, 2016 were audited by the Inland Revenue Authority of Singapore. The audit was completed during the fourth quarter ended September 30, 2017 and resulted in the reduction in net operating loss carry forwards of approximately $0.3 million. The Company has reduced its deferred tax assets and corresponding valuation allowance in Singapore to reflect the changes from the audit. During the year ended September 30, 2018, the State of New York commenced a Sales and Use tax audit. The Company has not received any findings from the State of New York as a result of this on-going audit to date. During the fiscal year ended September 30, 2015, the Swedish tax authorities began an audit of the Company’s subsidiary in Sweden. In February 2017, there was a decision of the Swedish tax authorities claiming that there had been a transfer of certain intellectual property assets by our Swedish subsidiary resulting in a tax liability of approximately $9 million. The Company has appealed the Swedish tax authority’s decision to the Swedish administrative court and the parties are awaiting a date for the oral hearing before the court. The Company has not made a reserve on its financial statements for any taxes that may become due as we believe that it is more likely than not that we will prevail in court.

NOTE 5. SHARE-BASED COMPENSATION

The Company provides its employees, officers, consultants and directors with stock options, restricted stock units (“RSUs”) and other stock rights for common stock of the Company on a discretionary basis. All option and RSU grants are subject to the terms and conditions determined by the Compensation and Stock Committee of the Board of Directors (the “Committee”), and generally vest over a three-year period and expire either seven or ten years from the date of grant.

On January 20, 2006, the Company established the Datawatch Corporation 2006 Equity Compensation and Incentive Plan (the “2006 Plan”), which provides for the granting of both incentive stock options and non-qualified options, the award of Company common stock and opportunities to make direct purchases of Company common stock, as determined by the Committee. Options pursuant to this plan were available to be granted through April 26, 2011 and vest as specified by the Committee.

On April 26, 2011, the Company established the Datawatch Corporation 2011 Equity Compensation and Incentive Plan (as amended, amended and restated, modified or supplemented from time to time, the “2011 Plan”), which provides for the granting of both incentive stock options and non-qualified options, the award of restricted stock, RSUs, and any other equity-based interests (collectively, “Stock Rights”), as determined by the Committee. Options pursuant to this plan may be granted through April 25, 2021 and shall vest as specified by the committee.

On April 22, 2014, the stockholders of the Company approved the adoption of the Company’s Second Amended and Restated 2011 Equity Compensation and Incentive Plan, which amended the previous Amended and Restated 2011 Equity Compensation and Incentive Plan to increase the shares authorized for issuance under such plan by 700,000 shares to 2,275,392 shares.

On April 18, 2017, the stockholders of the Company approved the adoption of the Company’s Third Amended and Restated 2011 Equity Compensation and Incentive Plan (the “Amended 2011 Plan”), which amended the previous Second Amended and Restated 2011 Equity Compensation and Incentive Plan to increase the shares authorized for issuance under such plan by 1,000,000 shares to 3,275,392 shares. At September 30, 2018, 262,674 shares were available for future issuance under the 2011 Plan.

Under the 2006 Plan and Amended 2011 Plan, stock options are granted at exercise prices not less than the fair market value of the underlying common stock at the date of grant. All of the Company’s share-based awards are accounted for as equity instruments and there have been no liability awards granted. Share-based compensation expense for share-based payment awards, issued to employees and directors, is measured based on the grant-date fair value of the award and recognized on a straight-line basis over the requisite period of the award. Share-based compensation expense for share-based payment awards, issued to non-employees, is revalued each fiscal quarter based on the current fair value of the award and recognized on over the requisite period of the award.

All awards granted during the year ended September 30, 2018 were granted under the Amended 2011 Plan.

Stock Options

The Company estimates the fair value of each share-based award (except RSUs, which are discussed below) using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield. No options were granted by the Company in the fiscal years 2018 or 2017. The total intrinsic value of options exercised during the years ended September 30, 2018 and 2017 was $0.8 million and $0.7 million, respectively. Total cash received from option exercises during the years ended September 30, 2018 and 2017 was $0.3 million and $0.4 million, respectively. There was no tax benefit realized from stock option exercised during the years ended September 30, 2018 and 2017. As of September 30, 2018, there was no unrecognized compensation cost related to non-vested stock option arrangements.

The expected option life is based on historical trends and data. With regard to the expected option life assumption, the Company considers the exercise behavior of past grants and models the pattern of aggregate exercises. Patterns are determined on specific criteria of the aggregate pool of optionees including the reaction to vesting, realizable value and short-time-to-maturity effect. The Company determined the volatility for options granted using the historical volatility of the Company’s common stock. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. Dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Based on the Company’s historical voluntary turnover rates, an annualized estimated forfeiture rate of 10% has been used in calculating the historical cost. Additional expense will be recorded if the actual forfeiture rate is lower than estimated, and a recovery of prior expense will be recorded if the actual forfeiture rate is higher than estimated.

The following table is a summary of combined stock option activity under the 2006 Plan and the Amended 2011 Plan:

	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Life (In years)	Aggregate Intrinsic Value (In thousands)
Outstanding, September 30, 2016	275,000	$6.31	5.01	$715
Granted	—	—	—	—
Canceled/Forfeited	—	—	—	—
Exercised	(100,000)	4.22	—	688

Outstanding, September 30, 2017	175,000	$7.51	1.31	$809
Granted	—	—	—	—
Canceled/Forfeited	—	—	—	—
Exercised	(100,000)	3.46	—	764

Outstanding, September 30, 2018	75,000	$12.92	1.56	$—

Exercisable, September 30, 2018	75,000	$12.92	1.56	$—

Unvested awards expected to vest, September 30, 2018	—	$—	—	$—

The following table presents weighted-average price and life information regarding options outstanding and exercisable at September 30, 2018:

Outstanding				Exercisable
Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$12.92	75,000	1.56	$12.92	75,000	$12.92

Restricted Stock Units

The Company periodically grants awards of restricted stock units to its non-employee directors employees on a discretionary basis pursuant to its stock compensation plans. Each RSU entitles the holder to receive, at the end of each vesting period, a specified number of shares of the Company’s common stock. The total number of RSUs unvested at September 30, 2018 was 910,540. Most RSUs vest at the rate of 33.33% on each of the first through third anniversaries of the grant date.

The fair value related to the RSUs was calculated based primarily on the closing stock price of the Company’s common stock on the date of the grant and is being amortized evenly on a pro-rata basis over the vesting period to sales and marketing, engineering and product development, professional services and general and administrative expense. The fair values of the RSUs granted in fiscal years 2018 and 2017 were $4.1 million (or $9.15 weighted-average fair value per share) and $4.6 million (or $7.17 weighted-average fair value per share), respectively. The Company recorded compensation expense related to RSUs of approximately $3.0 million and $2.2 million during the years ended September 30, 2018 and 2017, respectively. These amounts are included in the total share-based compensation expense disclosed above. As of September 30, 2018, there was $5.3 million of total unrecognized compensation cost related to RSUs, which is expected to be recognized over a weighted-average period of 2.03 years.

The following table presents nonvested RSU information for the fiscal years ended September 30, 2018 and 2017

Number of RSUs Outstanding
Nonvested, September 30, 2016	609,565
Granted	644,250
Canceled/Forfeited	(91,077)
Vested	(234,672)

Nonvested, September 30, 2017	928,066
Granted	454,500
Canceled/Forfeited	(93,737)
Vested	(378,289)

Nonvested, September 30, 2018	910,540

NOTE 6. ACCRUED EXPENSES

Accrued expenses consisted of the following at September 30, 2018 and 2017:

	September 30,
	2018	2017
Royalties and commissions	$996	$1,709
Payroll and related expenses	640	813
Professional fees and consulting	649	294
Other	759	705

Total	$3,044	$3,521

NOTE 7. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases various facilities and equipment in North America and overseas under non-cancelable operating leases which expire at various dates through 2022. The lease agreements generally provide for the payment of minimum annual rentals, pro-rata share of taxes and maintenance expenses. Rental expense for all operating leases was $1.1 million and $1.0 million for fiscal years 2018 and 2017, respectively. At September 30, 2018 and 2017, deferred rent totaled $0.3 million which is included under the caption “Other long-term liabilities” in the Company’s consolidated balance sheets, for the year ended September 30, 2018 and 2017. Certain of the Company’s facility leases include options to renew.

As of September 30, 2018, future minimum rental commitments under non-cancelable operating leases are as follows (in thousands):

Fiscal Years Ending September 30,
2019	$980
2020	793
2021	794
2022	604
2023	147

Total future minimum lease payments	$3,318

Royalties

Royalty expense included in cost of software licenses was $0.5 million and $0.6 million for the years ended September 30, 2018 and 2017, respectively. Minimum royalty obligations were insignificant for fiscal years 2018 and 2017.

Contingencies

From time to time, the Company is subject to claims and may be party to actions that arise in the normal course of business. The Company is not party to any litigation that management believes will have a material adverse effect on the Company’s consolidated financial condition or results of operations.

NOTE 8. RETIREMENT SAVINGS PLAN

The Company has a 401(k) retirement savings plan covering substantially all of the Company’s full-time U.S. employees. Under the provisions of the plan, employees may contribute a portion of their compensation, subject to certain limitations. The Company, at the discretion of the Board of Directors, may make contributions on behalf of its employees under this plan. Such contributions, if any, become fully vested after five years of continuous service. The Company did not make any contributions to the 401(k) retirement savings plan in fiscal 2018 and 2017.

NOTE 9. SEGMENT INFORMATION AND REVENUE BY GEOGRAPHIC LOCATION

The Company has determined that it has only one reportable segment. The Company’s chief operating decision maker, its Chief Executive Officer, does not manage any part of the Company separately, and the allocation of resources and assessment of performance is based solely on the Company’s consolidated operations and operating results.

The Company conducts operations in the U.S. and internationally. The following table presents information about the Company’s geographic operations (in thousands):

	Domestic	International	Total
Total Revenue
Year ended September 30, 2018	$33,458	$8,220	$41,678
Year ended September 30, 2017	$29,969	$6,294	$36,263
Total Operating Loss
Year ended September 30, 2018	$(5,582)	$(3,513)	$(9,095)
Year ended September 30, 2017	$(2,280)	$(2,490)	$(4,770)
Total Long-Lived Assets
At September 30, 2018	$30,867	$2,344	$33,211
At September 30, 2017	$9,812	$47	$9,859

NOTE 10. SUBSEQUENT EVENTS

On November 5, 2018, Datawatch announced an agreement to be acquired by an entity affiliated with Altair Engineering Inc. (together with its affiliates, “Altair”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 5, 2018, by and among Datawatch, Dallas Merger Sub, Inc., a Delaware corporation (“Purchaser”) and Altair, pursuant to which, among other things, Purchaser has completed a tender offer (the “Offer”) to purchase all of the outstanding shares (the “Shares”) of Datawatch common stock, $0.01 par value, at a price of $13.10 per share, without interest and subject to any required withholding taxes (the “Offer Price”). Subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Datawatch (the “Merger”) without a meeting or vote of the stockholders of Datawatch in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Datawatch continuing as the surviving corporation in the Merger as a subsidiary of Altair. At the effective time of the Merger (the “Effective Time”), any Shares not purchased pursuant to the Offer (other than Shares (i) owned by stockholders who are entitled to demand and properly demand appraisal in accordance with Section 262 of the DGCL in connection with the Merger, (ii) then owned by Datawatch or owned both at the commencement of the Offer and at the Effective Time by any wholly owned subsidiary of Datawatch and (iii) irrevocably accepted for purchase in the Offer or owned both at the commencement of the Offer and at the Effective Time by Altair, Purchaser or any other wholly owned subsidiary of Altair) will be automatically converted into the right to receive the Offer Price, net to the seller in cash, without interest and less any applicable withholding taxes.

Consummation of the Merger is subject to various conditions set forth in the Merger Agreement, including, but not limited to the receipt of required approvals, waivers and consents, and other conditions set forth in Annex I to the Merger Agreement. The Merger is not subject to any financing condition.

NOTE 11. QUARTERLY RESULTS (UNAUDITED)

Supplementary Information:

	First	Second	Third	Fourth
	(In thousands, except per share amounts)
Year Ended September 30, 2018:
Software license revenue	$5,558	$5,181	$6,868	$7,152
Maintenance revenue	3,651	3,886	3,888	4,163
Professional services revenue	376	335	350	270
Cost of software licenses	239	336	354	369
Cost of maintenance and services	604	885	1,114	1,019
Expenses	9,612	11,930	12,077	12,234
Loss from operations	(879)	(3,748)	(2,431)	(2,037)
Net loss	(828)	(3,871)	(2,281)	(2,272)
Net loss per share – basic	$(0.07)	$(0.31)	$(0.18)	$(0.18)
Net loss per share – diluted	$(0.07)	$(0.31)	$(0.18)	$(0.18)
Year Ended September 30, 2017:
Software license revenue	$4,357	$4,889	$4,912	$5,893
Maintenance revenue	3,555	3,560	3,729	3,629
Professional services revenue	321	311	425	682
Cost of software licenses	703	733	231	228
Cost of maintenance and services	532	545	617	655
Expenses	9,165	8,637	8,761	10,226
Loss from operations	(2,167)	(1,155)	(543)	(905)
Net loss	(2,231)	(449)	(499)	(814)
Net loss per share – basic	$(0.19)	$(0.04)	$(0.04)	$(0.07)
Net loss per share – diluted	$(0.19)	$(0.04)	$(0.04)	$(0.07)